95 MAR 31 AM 11:24

# CERTIFICATE OF AMENDMENT
# TO

# CERTIFICATE OF INCORPORATION
# OF

# PRITFF INC. II

PRITFF INC. II, a corporation organized and existing under the laws of the laws of the Commonwealth of Puerto Rico (the "Corporation"), does hereby certify:

**FIRST:** That the Corporation has not issued any of its authorized capital stock and that there has been no payment of any part of its capital.

**SECOND:** That at a meeting of the Incorporators of the Corporation duly held and convened resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation and declaring said amendments advisable and convenient. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be and it is hereby amended by changing and substituting in their entirety the following Articles thereof for the following:

" FIRST: *Name of the Corporation:* **Puerto Rico Investors Tax-Free Fund Inc. II.**"

**THIRD:** That the aforesaid amendments were duly adopted in accordance with the applicable provisions of article 801 of the General Corporation Law for the Commonwealth of Puerto Rico.

**IN WITNESS WHEREOF,** the Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Hilda I. Rodríguez Mercado, Douglas Sánchez Cortés and Luis Aníbal Avilés, the Corporation Incorporators, this 31st day of March, 1994.

PRITFF INC. II
1995
PUERTO RICO

Affidavit No. 1803

Sworn and subscribed before me by Douglas Sánchez Cortés, Hilda I. Rodríguez Mercado and Luis Aníbal Avilés, of legal age, married, attorneys, resident of San Juan, Puerto Rico the first and of Guaynabo, Puerto Rico, the second and third, each of them personally known to me, as Incorporators of PRITFF INC. II, a corporation organized under the laws of Puerto Rico. In San Juan, Puerto Rico, this 31st day of March, 1995.

DANILO M. EBOLI MAR...
PUERTO RICO
ABOGADO-NOTARIO

NOTARY PUBLIC